AMENDMENT NO. 3 TO
THE ZOOMINFO TECHNOLOGIES INC.
2020 EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 3 (this “Amendment”) to the ZoomInfo Technologies Inc. 2020 Employee Stock Purchase Plan (the “Plan”), is effective October 22, 2026 (the “Effective Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
1.Section 2(y) of the Plan is hereby deleted in its entirety and replaced with the following:
(y) “Purchase Period” means, unless otherwise determined by the Committee, each six‑month period during which an Offering is made to Eligible Employees pursuant to the Plan. Unless determined otherwise by the Committee, there shall be four Purchase Periods in each Offering Period, with such Purchase Periods beginning and ending on the dates determined by the Committee or its designees in its or their discretion. Notwithstanding the foregoing, the first Purchase Period in the Initial Offering Period shall begin and end on the dates determined by the Committee or its designees in its or their discretion, as applicable. Further, the Committee shall have the power to change the duration of Purchase Periods (including the Purchase Period Start Date and the Purchase Period End Date for any Purchase Period) with respect to any Offering; provided that such change is announced a reasonable period of time prior to the effective date of such change; provided, further, that in no event shall a Purchase Period be greater than 27 months.
2.Section 2(z) of the Plan is hereby deleted in its entirety and replaced with the following:
(z) “Purchase Period End Date” means the last day of each Purchase Period. Unless otherwise determined by the Committee, there shall be four Purchase Period End Dates in each Offering Period.
3.Section 2(aa) of the Plan is hereby deleted in its entirety and replaced with the following:
(aa) “Purchase Period Start Date” means the first day of each Purchase Period. Unless otherwise determined by the Committee, there shall be four Purchase Period Start Dates in each Offering Period.
4.Section 5(g) of the Plan is hereby deleted in its entirety and replaced with the following:
(g) Changes in Payroll Deductions. A Participant may withdraw, terminate or discontinue participation in the Plan as provided in Section 8. Additionally, a Participant may, by providing written notice to the Company at any time during a Purchase Period, elect to reduce the Participant’s payroll deductions, provided that a Participant may not make more than two such reductions during any Purchase Period. A Participant may also elect to increase the Participant’s payroll deductions for an upcoming Purchase Period by providing written notice to the Company during the period beginning fourteen (14) days before the first day of such Purchase Period and ending on the day immediately preceding the first day of such Purchase Period, provided that no more than one such increase may be made with respect to any Purchase Period. Any such increase shall become effective as of the first day of the applicable Purchase Period, subject to applicable payroll-processing deadlines. Unless otherwise determined by the Committee, any election to increase payroll deductions submitted outside the applicable election period shall be ineffective.
Notwithstanding the foregoing, to the extent necessary to comply with the limitation of Code Section 423(b)(8), or Section 2(l), Section 4 and/or Section 12(a) of the Plan, a Participant’s Contribution election may be decreased to 0% at any time during an Offering Period. In such event, Contributions shall continue at the newly elected rate with respect to the next Offering Period, unless otherwise provided under the terms of the Plan or as otherwise determined by the Committee.
5.The last two sentences of Section 5(d) of the Plan are hereby deleted in their entirety and replaced with the following:
A Participant’s Contributions for an Offering Period shall commence on the first Purchase Period Start Date of the Offering Period for which the Participant’s Contribution authorization becomes effective, unless determined otherwise by the Committee. Unless otherwise determined by the Committee, the deduction rate and/or the amount of other Contributions selected in a Participant’s initial authorization for Contributions shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new authorization to reduce or increase Contributions by selecting a new level of payroll deductions in accordance with Section 5(g), (ii) withdraws from the Plan or opts out of a Purchase Period in accordance with Section 8, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.
6.Section 7(a) of the Plan is hereby deleted in its entirety and replaced with the following:
(a) Automatic Exercise. Unless a Participant gives written notice to the Company or an agent designated by the Company of withdrawal at least 30 days prior to the end of the Purchase Period or terminates employment as hereinafter provided, the Participant’s Purchase Rights will be deemed to have been exercised automatically on the Purchase Period End Date applicable to such Purchase Period, for the purchase of the number of shares of Common Stock that the Participant’s accumulated Contributions at that time will purchase at the applicable Purchase Price (but not in excess of the number of shares for which Purchase Rights have been granted to the Participant pursuant to Section 4 and Section 6(a)).

A Participant may also opt out of participation in the applicable Purchase Period by submitting a withdrawal election in the form and manner prescribed by the Company or its designated agent, which election must be received no later than thirty (30) days before the applicable Purchase Date in accordance with Section 8(a). A withdrawal election received after that deadline shall not be effective with respect to the applicable Purchase Date, unless otherwise required by Applicable Law or determined by the Committee.
7.Section 7(c) of the Plan is hereby deleted in its entirety and replaced with the following:
(c) Fractional Shares; Excess Amounts. Fractional shares will not be issued under the Plan, unless otherwise determined by the Committee. Any excess Contributions in a Participant’s account that would have been used to purchase fractional shares will be automatically re‑invested in a subsequent Purchase Period, unless determined otherwise by the Committee.
8.This Amendment shall be and, as of the Effective Date, is hereby incorporated in and forms a part of the Plan.
9.Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

(Signature Page Follows)

The undersigned, being the Corporate Secretary of the Company, hereby certifies, on behalf of the Company, that this Amendment was duly ratified, adopted, and approved by the Board on or prior to the Effective Date.
ZOOMINFO TECHNOLOGIES INC.

By: /s/ Ashley McGrane
Name: Ashley McGrane
Title: Executive Vice President, General Counsel and Corporate Secretary

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